Exhibit 10.3

September     , 2005

[name]

[address]

Dear [name],

By this letter (the “Amendment”), Manugistics Group, Inc. (the “Company”) seeks to revise your terms of employment by providing you an enhanced severance package if, within one year following a Change in Control, (i) your employment is terminated by the Company for reasons other than Cause or (ii) you resign your employment for Good Reason.  While the provisions of this Amendment will not affect the other terms and conditions of your employment, including your at-will status, if you accept the terms of the Amendment, it will provide you with compensation and benefits to which you would not otherwise be entitled.  The terms of the Amendment are set forth below.  If you agree to accept those terms, please sign and date this letter and return it to the Human Resources Department.

If, within one year following a Change in Control, the Company terminates your employment without Cause, or you resign for Good Reason, you will receive your base salary in accordance with the Company’s regular payroll practices, and benefits to the extent you are eligible to receive such benefits under the terms of those plans following termination of employment, for a 12 month period commencing on your termination date and you will not be eligible for any other cash severance payments under this or any other employment agreement or other benefit plan or arrangement.  Any period during which you are receiving these payments and benefits is called your “Severance Period.”  You will not earn any commission compensation or bonuses during this Severance Period.  During your Severance Period, any option or restricted stock that you hold will continue to vest or be exercisable in accordance with its terms, the terms of the plan, and the Company’s practice.

For purposes of this Amendment and any other offer letter or stock option agreement you have with the Company, “Change in Control,” “Cause,” and “Good Reason” shall be defined in Exhibit A.  For any other matters described in your original or amended offer letter, the definitions contained in those agreements shall govern.  In addition, solely for purposes of any severance payment made pursuant to this Amendment, the Company will continue to make all payments regardless of any alternative employment you obtain after your Company employment ends, provided the alternative employment does not violate the Termination Agreement discussed below.  Nothing in this Agreement does or is intended to impose any obligation on the Company to retain you in its employ or to terminate your employment only for Cause.

To receive the severance described herein, you will be required to execute a Termination Agreement at the time of termination, which will include a non-compete and non-solicitation agreement and a full release of claims.  In addition, you agree that this Amendment shall be construed to avoid any adverse tax consequences to you under Internal Revenue Code Section 409A and that the Company may amend this Amendment from time to time as may be necessary to that end, which could include, for example, delaying the commencement of payments until six months after your termination.

Please signify your receipt by signing this letter.

Name	Date

Manugistics Group, Inc.	Date

Exhibit A

Definitions

A Change in Control for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board of Directors (the “Board”) (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the Amended and Restated 1998 Stock Option Plan (the “1998 Plan”).  In addition, if the 1998 Plan would cause a grant of options or stock to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

Cause means you:

(i) commit a material breach of your obligations or agreements with respect to the Company;

(ii) commit an act of fraud, material dishonesty, or gross negligence with respect to the Company or otherwise act with willful disregard for the Company’s best interests;

(iii) fail or refuse to perform any duties delegated to you that are consistent with the duties of similarly-situated executives or are otherwise required;

(iv) seize a corporate opportunity for yourself instead of offering such opportunity to the Company if it is within the scope of the Company’s or its subsidiaries’ or parent’s business; or

(v) are convicted of or plead guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation) or, with respect to your employment, knowingly violate any federal or state securities or tax laws.

Good Reason means:

(i) the Company reduces your base salary without your consent; or

(ii) the Company assigns you duties materially inconsistent with, or substantially diminishes, your status or responsibilities without your consent.